Exhibit 6.4

ASSIGNMENT OF LIMITED LIABILITY COMPANY INTEREST

AND AMENDMENT TO

LIMITED LIABILITY COMPANY AGREEMENT

OF

GOLFSUITES TULSA, LLC

This Assignment of Limited Liability Company Interest and Amendment to Limited Liability Company Agreement of GOLFSUITES TULSA, LLC, dated as of February 1, 2020 (this “Assignment and Amendment Agreement”), is entered into by and among GolfSuites 3, Inc., a Delaware corporation and GolfSuites 1, Inc., a Delaware corporation.

W I T N E S S E T H :

WHEREAS, GOLFSUITES TULSA, LLC (the “Company”) has been formed as a limited liability company under the Oklahoma Limited Liability Company Act (Okla. Stat. Title 18, § 2000, et seq.) (the “Act”) pursuant to the Articles of Organization of the Company, as filed in the office of the Secretary of State of the State of Oklahoma on August 28, 2019, and the Operating Agreement of the Company, dated as of August 28, 2019 (the “Agreement”);

WHEREAS, initially capitalized terms used herein and not otherwise defined have the meanings assigned to them in the Agreement;

WHEREAS, GolfSuites 3, Inc. (“GS3”), is the sole member of the Company;

WHEREAS, GS3 desires to assign, transfer and convey all of its limited liability company interest in the Company as a member of the Company (the “Interest”) to GolfSuites 1, Inc. (“GS1”), and GS3 desires to resign from the Company as a member of the Company;

WHEREAS, GS1 desires to purchase the Interest presently held by GS3, and GS1 desires to be admitted to the Company as a substitute member of the Company; and

WHEREAS, the undersigned, being all of the members of the Company, to accomplish the foregoing, desire to amend the Agreement in the manner set forth herein.

NOW, THEREFORE, the undersigned, in consideration of the premises, covenants and agreements contained herein, do hereby agree as follows:

1.            Assignment. Notwithstanding any provision in the Agreement to the contrary, for value received, the receipt and sufficiency of which are hereby acknowledged, upon the execution of this Assignment and Amendment Agreement by the parties hereto, GS3 does hereby assign, transfer and convey the Interest to GS1, (with such assignment to be effective in accordance with the Agreement upon registration thereof in the books of the Company).

2.            Admission. Notwithstanding any provision in the Agreement to the contrary, contemporaneously with the assignment described in paragraph 1 of this Assignment and Amendment Agreement, GS1 is hereby admitted to the Company as a substitute member of the Company, and hereby agrees that it is bound by the Agreement as a member.

3.            Resignation. Notwithstanding any provision in the Agreement to the contrary, immediately following the admission of GS1 as a substitute member of the Company, GS3 shall and does hereby resign from the Company as a member of the Company, and shall thereupon cease to be a member of the Company, and shall thereupon cease to have or exercise any right or power as a member of the Company.

4.            Continuation of the Company. The parties hereto agree that the assignment of the Interest, the admission of GS1 as a substitute member of the Company and the resignation of GS3 as a member of the Company shall not dissolve the Company and that the business of the Company shall continue without dissolution.

5.            Amendment. The Agreement is hereby amended to reflect the foregoing, and all references in the Agreement to GS3 are hereby amended to refer to GS1.

6.            Books and Records. The members of the Company shall take all actions necessary under the Act and the Agreement, including causing any further amendment of the Agreement, to evidence the resignation of GS3 from the Company as a member of the Company and the admission of GS1 to the Company as a member of the Company.

7.            Future Cooperation. Each of the parties hereto agrees to cooperate at all times from and after the date hereof with respect to all of the matters described herein, and to execute such further assignments, releases, assumptions, amendments of the Agreement, notifications and other documents as may be reasonably requested for the purpose of giving effect to, or evidencing or giving notice of, the transactions contemplated by this Assignment and Amendment Agreement.

8.            Contribution. GS1 has paid $10.00 to GS3 for the Interest.

9.            Binding Effect. This Assignment and Amendment Agreement shall be binding upon, and shall ensure to the benefit of, the parties hereto and their respective successors and assigns.

10.          Execution in Counterparts. This Assignment and Amendment Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

11.          Agreement in Effect. Except as hereby amended, the Agreement shall remain in full force and effect.

12.          Governing Law. This Assignment and Amendment Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Oklahoma, all rights and remedies being governed by such laws.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Amendment Agreement to be duly executed as of the day and year first above written.

GolfSuites 3, Inc.

By:
Scott McCurry, President

Date:

GolfSuites 1, Inc.

By:
Gerald D. Ellenburg, CEO

Date: